Exhibit 12.1

Statement of Computation of Ratios of Earnings to Fixed Charges

	Pro Forma
	Nine Months Ended March 31, 2003	Year Ended June 30, 2002							Two Months Ended June 30, 1998	Year Ended April 30, 1998
			Nine Months Ended March 31,		Years Ended June 30,
			2003	2002	2002	2001	2000	1999
Interest component of rents	425,452	1,406,834	425,452	895,205	1,406,834	999,900	766,590	1,233,210	205,535	1,233,210
Amortization of def’d fin costs	948,000	1,744,000	948,000	1,376,000	1,744,000	3,499,000	3,770,000	3,641,000	606,833	573,000

Interest expense	22,546,000	28,631,000	9,950,000	9,125,000	11,837,000	15,215,000	25,121,000	23,575,000	1,327,000	5,532,000
Fixed charges	23,919,452	31,781,834	11,323,452	11,396,205	14,987,834	19,713,900	29,657,590	28,449,210	2,139,368	7,338,210

Earnings before income taxes	37,530,000	7,427,000	33,906,000	24,881,000	14,023,000	18,004,000	(57,104,000)	3,394,000	(4,066,000)	13,130,000

Earnings before fixed charges	61,449,452	39,208,834	45,229,452	36,277,205	29,010,834	37,717,900	(27,446,410)	31,843,210	(1,926,632)	20,468,210

Ratio of earnings to fixed charges	2.6x	1.2x	4.0x	3.2x	1.9x	1.9x	(0.9x )	1.1x	(0.9x )	2.8x